Exhibit 99.1

ARIAD Reports First Quarter 2016 Financial Results and Progress on Strategic Review

~Recorded Net Product Revenue of $33.6 million for the first quarter of 2016; growth of 41% from prior year

~Provides guidance for 2016, including strengthened year-end cash position, following announced Incyte transaction:

  Global product and royalty revenue of $170 million to $180 million
  R&D expense of $175 million to $180 million
  SG&A expense of $120 million to $125 million
  Year-end cash of $280 million to $290 million

~Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 10, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the first quarter of 2016, including revenue from sales of Iclusig® (ponatinib). The Company also provided an update on corporate developments and its ongoing strategic review and provided financial guidance following its announced transaction with Incyte Corporation.

“Iclusig demonstrated strong performance in both the U.S. and European markets during the first quarter of 2016 compared to the prior year period, primarily driven by increasing demand and new patient growth,” said Paris Panayiotopoulos, president and chief executive officer of ARIAD. “Following our major announcement yesterday with Incyte regarding our agreement to divest our European operations and license the commercial rights to Iclusig in Europe, we are on track to complete our strategic review this quarter aimed at delivering patient and shareholder value. We also look forward to the presentation of pivotal, registration data on brigatinib at ASCO, along with our planned filing for marketing approval of brigatinib in the U.S. in the third quarter of this year.”

2016 First Quarter Financial Results

Revenues

  Net product revenues from sales of Iclusig were $33.6 million for the first quarter of 2016, compared to $23.9 million in the first quarter of 2015, representing growth of 41%. Excluding the impact of one-time revenue of $1.2 million recognized in Q1 2015 in connection with our transition to the sell-in method in the U.S., worldwide growth would have been 48%.
    U.S. sales of Iclusig were $24.9 million for the first quarter of 2016, compared to $18.7 million in the first quarter of 2015, representing growth of 33%. Excluding the impact of one-time revenue of $1.2 million recognized in Q1 2015 in connection with our transition to the sell-in method, U.S. growth would have been 42%.
    European sales of Iclusig were $8.7 million for the first quarter of 2016, compared to $5.2 million in the first quarter of 2015, representing growth of 67%. This difference is primarily due to increased demand and the launch of Iclusig in new countries.

GAAP and Non-GAAP Net Loss

GAAP net loss for the quarter ended March 31, 2016 was $53.8 million, or $0.28 loss per share, compared to GAAP net loss of $52.7 million, or $0.28 loss per share, for the quarter ended March 31, 2015.

Non-GAAP net loss for the quarter ended March 31, 2016 was $44.1 million, or $0.23 loss per share, compared to non-GAAP net loss of $44.2 million, or $0.24 per share for the quarter ended March 31, 2015.

Non-GAAP net loss excludes stock-based compensation and restructuring charges. See “Use of Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and the reconciliation between GAAP and non-GAAP measures at the end of this press release.

Operating Expenses

  GAAP R&D expenses were $44.1 million for the first quarter of 2016, an increase of 12% compared to the first quarter of 2015, reflecting an increase in costs for our investigational ALK+ inhibitor, brigatinib, related to the ongoing Phase 2 ALTA trial and NDA-enabling pre-clinical studies, as well as increase in personnel and other costs in support of our R&D activities.
  GAAP selling, general and administrative expenses were $36.0 million for the first quarter of 2016, an increase of 7% compared to the first quarter of 2015, reflecting an increase in professional fees and other expenses related to the commercialization of Iclusig.
  Restructuring charge expenses were $2.9 million for the first quarter of 2016, associated with employee workforce reductions of approximately 90 positions.

Cash Position

  As of March 31, 2016, cash, cash equivalents and marketable securities totaled $168.3 million, compared to $242.3 million at December 31, 2015.

2016 Financial Guidance

  Following the anticipated closing of the transaction announced yesterday in which ARIAD has agreed to sell its European operations and license commercial rights to Iclusig in Europe to Incyte, we are revising our product revenue guidance for 2016 and providing expense and year-end cash guidance for 2016, as follows:
    Global Iclusig net product and royalty revenues are expected to be in the range of $170 million to $180 million, compared to previous guidance of $190 million to $200 million, reflecting a reduction in European product revenue and the addition of royalty revenue following the Incyte transaction. Of the $170 million to $180 million, approximately $162 million to $170 million consists of expected product revenue, and $8 million to $10 million consists of expected royalty revenue.
    Research and development and sales, general and administration expense are expected to be as follows:
      $175 million to $180 million for research and development expense
      $120 million to $125 million for sales, general and administration expense

    This new 2016 expense guidance reflects an expected reduction in expenses of approximately $30 million from the planned divesture of our European business to Incyte.

  Cash position at December 31, 2016 is expected to be in the range of $280 million to $290 million, including the $140 million upfront payment from Incyte and $50 million to be received under our royalty financing agreement with PDL.
  The foregoing 2016 financial guidance reflects the anticipated completion of the transaction with Incyte, which is expected to close on or about June 1, 2016, subject to customary closing conditions. In addition, the revenue guidance assumes that pricing and reimbursement approval in France (and the corresponding recognition of revenue) will occur prior to the closing of the Incyte transaction.

Recent Progress and Key Objectives

Iclusig Clinical Development

  Patient enrollment is ongoing in the OPTIC and OPTIC-2L clinical trials in patients with resistant chronic-phase chronic myeloid leukemia (CP-CML)
  Otsuka Pharmaceutical Co., Ltd. (Otsuka) submitted a new drug application (NDA) to the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) seeking approval for Iclusig for the treatment of resistant or intolerant CML and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL). This marketing application was submitted in early 2016 and is expected to lead to an initial approval of Iclusig in Japan by the end of this year.

Brigatinib Clinical Development

  The ALTA 1L randomized, front-line clinical trial of brigatinib opened to patient enrollment in early April and is now underway. This global, Phase 3 trial is designed to compare brigatinib and crizotinib in patients with ALK+ non-small cell lung cancer (NSCLC), who have not received prior ALK inhibitors.
  Clinical data from the Phase 2 ALTA trial of brigatinib has been accepted for oral presentation at this year’s annual meeting of the American Society of Clinical Oncology (ASCO) in June, 2016. We are on track to file for approval of brigatinib in the U.S. in the third quarter of this year.

Advancing the Pipeline

  Preclinical data on AP32788 were presented at last month’s American Association of Clinical Research meeting and a Phase 1/2 proof-of-concept clinical trial is now open to patient enrollment.

AP32788 targets tumors driven by EGFR or HER2 kinases and was designed to achieve selective inhibition of exon 20 mutations in these kinases. ARIAD estimates that there are approximately 6,000 patients in the United States living with EGFR exon 20 or HER2 point mutations.

Upcoming Meetings

  American Society of Clinical Oncology (ASCO) 2016 Annual Meeting, Chicago, June 3 to June 7, 2016
  Jefferies Healthcare Conference, New York City, June 7-10, 2016
  European Hematology Association (EHA) 20th Congress, Austria, Vienna June 9 to 12, 2016
  ARIAD Analyst and Investor Day, New York City, June 17, 2016

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our first quarter 2016 financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-311-8173 (domestic) or 330-863-3376 (international) five minutes prior to the start time and providing the pass code 84030796. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel and Canada.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING
WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY
See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat orphan cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain cash and non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are: (i) employee-related non-cash expenses, including stock-based compensation expense, which may fluctuate from period to period based on factors including the timing and accounting of grants for stock options, restricted stock units and performance- based stock units and changes in the Company’s stock price which impacts the fair value of these awards, and (ii) restructuring charge expenses associated with employee workforce reductions. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to our financial and operational guidance, the closing of our transaction with Incyte, including the anticipated benefits of the transaction and impact on our results of operations and financial position, our proposed presentation of clinical data from the Phase 2 ALTA trial of brigatinib at ASCO in June 2016, the expected timing for filing of approval for brigatinib in the U.S., and the clinical development plans for our product candidates, along with the statements made by our Chief Executive Officer, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ongoing strategic review, our ability to successfully commercialize and generate profits from sales of Iclusig and our product candidates, if approved; competition from alternative therapies; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our reliance on the performance of third-party manufacturers and specialty pharmacies for the supply and distribution of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands, except per share data	Three Months Ended March 31,
	2016	2015

Revenue:
Product revenue, net	$33,633	$23,901
License and other revenue	1,964	90
Total revenue	35,597	23,991
Operating expenses:
Cost of product revenue	486	695
Research and development	44,079	39,444
Selling, general and administrative	35,977	33,550
Restructuring charges	2,918	---

Total operating expenses	83,460	73,689
Other expense, net	(5,672)	(2,764)
Provision for income taxes	252	214
Net loss	$(53,787)	$(52,676)
Net loss per common share:
-- basic and diluted	$(0.28)	$(0.28)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	190,304	187,837

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

In thousands	March 31, 2016	December 31, 2015

Cash, cash equivalents and marketable securities	$168,348	$242,295
Total assets	$502,549	$546,692
Total liabilities	$656,561	$649,833
Stockholders’ deficit	$(154,012)	$(103,141)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
(Unaudited)

In thousands	Three Months Ended March 31,
	2016	2015

Net cash used in operating activities	$(65,095)	$(50,194)
Net cash used in investing activities	(15,300)	(754)
Net cash provided by financing activities	10,478	2,051
Effect of exchange rates on cash	(44)	225

Net decrease in cash and cash equivalents	$(69,961)	$(48,672)

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(Unaudited)

In thousands, except per share data	Three Months Ended March 31,
	2016	2015
Reconciliation of GAAP to non-GAAP Net loss:
GAAP Net loss	$(53,787)	$(52,676)
Add: Stock-based compensation (2)	6,719	8,434
Add: Restructuring charges (3)	2,918	-

Non-GAAP Net loss	$(44,150)	$(44,242)
	Three Months Ended March 31,
	2016	2015
Reconciliation of GAAP to non-GAAP Net loss per share:
GAAP Net loss per share	$(0.28)	$(0.28)
Add: Stock-based compensation (2)	0.03	0.04
Add: Restructuring charges (3)	0.02	-

Non-GAAP Net loss per share	$(0.23)	$(0.24)

(1) This presentation includes non-GAAP measures. The Company’s non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.

(2) All stock-based compensation expenses were excluded for the non-GAAP analysis.

(3) Restructuring charges associated with employee workforce reductions were excluded for the non-GAAP analysis.

CONTACT:
For Investors
Maria Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com